SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of LMP Capital and Income Fund
Inc. was held on
March 24, 2016, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors




  Nominees               Votes For          Votes
                                           Withheld


Leslie H. Gelb           15,799,551         682,395

William R. Hutchinson    15,831,530         650,416

Jane Trust               15,849,843         632,103